[MKS Logo]

For Immediate Release

Contact: Ronald C. Weigner
Vice President of Finance & Treasurer
Telephone: 978.645.5576

MKS Instruments Promotes Gerald G. Colella to Chief Operating Officer and Seth H. Bagshaw to
Vice President
And Chief Financial Officer

Andover, Mass., January 5, 2010 — MKS Instruments, Inc. (NASDAQ: MKSI), a global provider of technologies that enable advanced processes and improve productivity, today announced several changes in management which are effective immediately.

Gerald G. Colella will assume the position of Vice President and Chief Operating Officer. Mr. Colella has more than 25 years of leadership experience at MKS in global operations, sales, service, materials planning and logistics. Mr. Colella most recently served as MKS’ Vice President and Chief Business Officer and as Acting Group Vice President, Power and Reactive Gas Products. Mr. Colella received his B.A. from the University of Massachusetts and his M.B.A. from Southern New Hampshire University.

Seth H. Bagshaw, Vice President and Corporate Controller, will assume the position of Vice President and Chief Financial Officer and will succeed Ronald C. Weigner who most recently served as Vice President, Chief Financial Officer and Treasurer. Mr. Weigner will continue on as Vice President of Finance and Treasurer. Mr. Bagshaw has been with the company since 2006 and has over 20 years of senior financial management experience in multinational publicly traded and privately held high technology companies. Mr. Bagshaw received his B.S. in Business Administration from Boston University and his M.B.A. from Cornell University. Mr. Bagshaw is also a certified public accountant.

Mr. Colella, Mr. Bagshaw and Mr. Weigner will report to Leo Berlinghieri, Chief Executive Officer and President.

Mr. Berlinghieri, Chief Executive Officer and President, said, “Jerry’s exceptional customer focus, comprehensive knowledge of the industry, and management skills navigating through industry cycles have contributed significantly to MKS’ success over the years. Jerry’s promotion will allow us to focus on growth opportunities in the semiconductor equipment market as well as a variety of other markets. In addition, Seth’s financial management experience and public accounting experience will assure continued strong financial management and control over our operations.”

MKS Instruments, Inc. is a global provider of instruments, subsystems and process control solutions that measure, control, power, monitor and analyze critical parameters of advanced manufacturing processes to improve process performance and productivity. Our products are derived from our core competencies in pressure measurement and control, materials delivery, gas composition analysis, electrostatic charge management, control and information technology, power and reactive gas generation, and vacuum technology. Our primary served markets are manufacturers of capital equipment for semiconductor devices, and for other thin film applications including flat panel displays, solar cells, data storage media, and other advanced coatings. We also leverage our technology in other markets with advanced manufacturing applications including medical equipment, pharmaceutical manufacturing, energy generation, and environmental monitoring.

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